AMENDMENT NO. 1 TO

SUBADVISORY AGREEMENT

OCTOBER 1, 2016

This Amendment No. 1 to the SUBADVISORY AGREEMENT (the “Agreement”) dated June 30, 2016 by and between ASTON ASSET MANAGEMENT, LLC (hereinafter referred to as the “Adviser”) and GW&K INVESTMENT MANAGEMENT, LLC (hereinafter referred to as the “Subadvisor”), shall be effective October 1, 2016. This Amendment No. 1 may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one instrument.

WHEREAS, effective as of October 1, 2016, the Adviser was merged with and into AMG Funds LLC;

WHEREAS, pursuant to the merger, all rights and obligations of the Adviser under the Investment Advisory Agreement dated May 30, 2014, as amended from time to time, between Aston and Aston Funds (the “Advisory Agreement”) and all rights and obligations of the Adviser under this Agreement were vested in AMG Funds LLC;

WHEREAS, effective October 1, 2016, the Advisory Agreement was amended to modify the fee rate payable to the Adviser thereunder; and

WHEREAS, in light of the foregoing, it is desirable to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and intending to be bound, the parties agrees follows:

1. The term “Adviser” shall mean AMG Funds LLC.

2. Schedule A is replaced in its entirety by the attached Schedule A.

3. Paragraph 11 of the Agreement shall be replaced in its entirety as follows:

Any notice to be given hereunder may be given in writing to the party specified at the address stated below:

To the Adviser at:

AMG Funds LLC

600 Steamboat Road

Suite 300

Greenwich, CT 06830

Attn: Chief Compliance Officer

Email: amgfcco@amg.com

To the Subadvisor at:

GW&K Investment Management, LLC

222 Berkeley Street, 15th Floor

Boston, MA 02116

Attn: Compliance Department

Email: BRoberts@gwkinvest.com

To a Fund or the Trust at:

AMG Funds IV

600 Steamboat Road

Suite 300

Greenwich, CT 06830

Attn: Chief Compliance Officer

Email: amgfcco@amg.com

or addressed as such party may from time to time designate by notice to other parties in accordance herewith.

4. Except as expressly amended and modified by this Amendment No. 1, all provisions of the Agreement remain in full force and effect.

5. Except to the extent governed by federal law, including the 1940 Act, this Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without applying the principle of conflicts of laws thereunder.

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[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be signed by their duly authorized officers as of the day and year first above written.

AMG FUNDS LLC

By:

GW&K INVESTMENT MANAGEMENT, LLC

By:

SCHEDULE A

AMG GW&K U.S. SMALL CAP GROWTH FUND

(formerly, ASTON Small Cap Fund)

As compensation for the services enumerated herein, the Adviser will pay the Subadvisor a fee with respect to the Allocated Assets, which shall be calculated and payable monthly in arrears based on the average daily net assets of the Fund in an amount equal to an annual rate of [    ]%.

The fees payable pursuant to Section 2(a) shall be reduced by an amount equal to the sum of: (i) 50% of any investment advisory fees waived by the Adviser pursuant to an expense limitation or reimbursement agreement with the Fund, (ii) 50% of any reimbursement of Fund expenses by the Adviser pursuant to an expense limitation or reimbursement agreement with the Fund, and (iii) the Specified Percentage (as defined below) of any payments made by the Adviser to third parties that provide distribution, shareholder services or similar services on behalf of the Fund; provided that such fee shall equal an annual rate of [ ]% with respect to the Allocated Assets if average monthly net assets exceed $625 million. If the foregoing calculation results in a negative amount, such amount shall be payable by the Subadvisor to the Adviser within 30 days of receipt of notice from the Adviser, which notice shall include the basis for the calculation.

The Specified Percentage means the rate set forth in the table below, which percentage shall be determined monthly based on average monthly net assets of the Fund. If average monthly net assets exceed a Trigger Level, the Subadvisor is responsible for the Specified Percentage for that level for as long as the Fund’s average monthly net assets remain in the corresponding Asset Range. If the Fund’s average monthly net assets fall below the Asset Range corresponding to a Trigger Level, then the Specified Percentage shall be the rate corresponding to the new Asset Range, and such Specified Percentage would decrease only if the applicable higher Trigger Level is reached.

Trigger Level (Average Monthly Net Assets	Asset Range (Average Monthly Net Assets)	Specified Percentage
$0	Less than $500 million	50%
$525 million	$500 million to $550 million	40%
$575 million	$550 million to $600 million	25%
$625 million	$600 million and higher	None

Dated: October 1, 2016